Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cambridge Bancorp:

We consent to the use of our report dated March 21, 2018, with respect to the consolidated balance sheets of Cambridge Bancorp as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

Boston, Massachusetts

January 22, 2019